Exhibit 99.1

NEWS RELEASE

Contact:

John Bartholdson

Senior Vice President,

Chief Financial Officer

Phone (610) 251-1000

jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS SECOND QUARTER FISCAL 2004 RESULTS

Wayne, PA – October 30, 2003 – For the second quarter of fiscal 2004, Triumph Group, Inc. (NYSE:TGI) delivered solid results despite difficult market conditions.

Sales from continuing operations for the second quarter of fiscal 2004 totaled $145.1 million, a three percent increase from last year’s second quarter sales of $141.3 million.  Income from continuing operations was  $7.9 million, or $0.50 per diluted common share compared to $9.8 million, or $0.62 per diluted common share for the same period last year.  Net income was $7.3 million, or $0.46 per diluted common share, compared to net income of $10.1 million, or $0.63 per diluted common share last year.  During the quarter, the Company generated  $16.4 million of cash flow from operating activities.

Sales from continuing operations in the first six months of fiscal 2004 were $285.7 million, a two percent increase compared to $281.1 million last year.  Income from continuing operations in the first six months of fiscal 2004 was $15.6 million, or $0.98 per diluted common share, compared to $19.5 million, or $1.22 per diluted common share for the same period in fiscal 2003.  Net income was $14.4 million, or $0.90 per diluted common share, compared to net income of $20.1 million, or $1.26 per diluted common share in the prior year period.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “While we continue to be impacted by weak demand and pricing pressures in the aerospace and power generation markets, the results from continuing operations for the second quarter represent a solid performance with increased sales and positive cash flow.  Our strong military OEM and aftermarket sales and our ability to maintain market share in the commercial OEM, business and regional jet businesses serve to mitigate the prevailing weakness in the commercial aviation industry.”

Mr. Ill further stated, “The current quarter’s results include approximately $2.0 million of favorable tax adjustments resulting from the completion of income tax audits through our fiscal year 2000.”

“While we continue to operate in a demanding market environment, we remain focused on continuing to improve operational efficiency and reduce costs, expand the products and capabilities we offer to our customers and sustain our strong cash flow to invest in future organic growth.” Mr. Ill continued.  “As a result of the above-mentioned earnings and our outlook for the balance of the year, we expect fully diluted earnings from continuing operations to be between $2.00 and $2.25 per common share.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding the Company’s ability to maintain market share, improve efficiencies, reduce costs, expand products and capabilities, sustain cash flow, and achieve earnings within any particular range, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The Company wishes to caution readers that several important factors could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2003.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 3 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002

Net Sales	$145,116	$141,328	$285,745	$281,117

Operating Income	12,103	18,623	26,776	36,874

Interest Expense and Other	2,942	3,360	5,775	6,642
Income Tax Expense	1,245	5,419	5,448	10,733

Income from Continuing Operations	7,916	9,844	15,553	19,499
(Loss) Income from Discontinued Operations	(627)	211	(1,184)	602

Net Income	$7,289	$10,055	$14,369	$20,101

Earnings Per Share - Basic:

Income from Continuing Operations	$0.50	$0.62	$0.98	$1.23
(Loss) Income from Discontinued Operations	$(0.04)	$0.01	$(0.07)	$0.04
Net Income	$0.46	$0.63	$0.91	$1.27

Weighted average common shares outstanding - Basic	15,836	15,836	15,836	15,827

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.50	$0.62	$0.98	$1.22
(Loss) Income from Discontinued Operations	$(0.04)	$0.01	$(0.07)	$0.04
Net Income	$0.46	$0.63	$0.90 *	$1.26

Weighted average common shares outstanding - Diluted	15,904	15,940	15,894	15,965

* difference due to rounding.

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$6,632	$5,824	$13,111	$11,816

Capital Expenditures	$7,006	$8,791	$14,217	$13,944

(in thousands)

BALANCE SHEET

	September 30, 2003	March 31, 2003

Assets
Cash	$7,174	$8,583
Accounts Receivable, net	106,707	106,841
Inventory	205,599	196,343
Assets held for sale	26,202	27,883
Prepaids and Other	6,476	3,549
Current Assets	352,158	343,199

Fixed Assets, net	222,455	215,832
Goodwill	271,026	260,467
Intangible Assets, net	28,916	31,055
Other	15,432	13,615

Total Assets	$889,987	$864,168

Liabilities & Stockholders’ Equity

Accounts Payable	$48,588	$47,466
Accrued Expenses and Other	42,535	44,808
Liabilities related to assets held for sale	5,883	6,361
Income Taxes Payable	4,716	3,231
Deferred Income Taxes	1,585	1,585
Current Portion of Long-Term Debt	2,298	7,831
Current Liabilities	105,605	111,282

Long-Term Debt, less current portion	212,366	191,692
Deferred Income Taxes and Other	61,542	66,209

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	259,299	258,675
Treasury Stock, at cost, 180,860 and 183,260 shares	(4,490)	(4,549)
Accumulated other comprehensive income	980	543
Retained earnings	254,669	240,300
Total Stockholders’ Equity	510,474	494,985

Total Liabilities and Stockholders’ Equity	$889,987	$864,168

(in thousands, except per share data)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2003 was $18.7 million with a margin of 12.9%.  EBITDA for the three months ended September 30, 2002 was $24.4 million with a margin of 17.3%.  EBITDA for the six months ended September 30, 2003 was $39.9 million with a margin of 14.0%.  EBITDA for the six months ended September 30, 2002 was $48.7 million with a margin of 17.3%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	7,916	9,844	15,553	19,499

Add-back:
Income Tax Expense	1,245	5,419	5,448	10,733
Interest Expense and Other	2,942	3,360	5,775	6,642
Depreciation and Amortization	6,632	5,824	13,111	11,816

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	18,735	24,447	39,887	48,690

Net Sales	145,116	141,328	285,745	281,117

EBITDA Margin	12.9%	17.3%	14.0%	17.3%

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